Exhibit 99.11
Combined Pro Forma Presentation of Texas Genco LLC’s Statement of Operations for the Year Ended December 31, 2004

	Year Ended December 31, 2004 (unaudited)
	Historical								Pro Forma
	Texas Genco	Texas Genco	Pro Forma						Combined Texas
(in thousands)	Holdings (A)	LLC	Adjustments			Reclassifications			Genco LLC
Operating Revenues

Revenues from majority-owned operations	$2,053,955	$95,847	$184,081	(B	)	$—			$2,333,883
Operating Costs and Expenses
Cost of majority-owned operations	—	—	—			1,394,016	(I	)	1,394,016
Fuel and purchased power expense	1,021,515	45,307	(75,610)	(C	)	(991,212)	(I	)	—
Operations and maintenance	414,878	24,355	10,000	(D	)	(449,233)	(I	)	—
Depreciation and amortization	88,928	12,607	231,020	(E	)	(6,343)	(J	)	326,212
Taxes other than income tax	40,494	(164)	—			(40,330)	(I	)	—
General, administrative and development	—	—	—			93,102	(K	)	93,102
Other charges (credits)
Restructuring and impairment charges	763,000	—	(763,000)	(F	)	—			—

Total operating costs and expenses	2,328,815	82,105	(597,590)			—			1,813,330

Operating Income	(274,860)	13,742	781,671						520,553
Other Income (Expense)
Other income, net	5,389	265	—			—			5,654
Interest expense	(126)	(34,140)	(151,648)	(G	)	—			(185,914)

Total other (expense) income	5,263	(33,875)	(151,648)			—			(180,260)

Income/(loss) From Continuing Operations Before Income Taxes	(269,597)	(20,133)	630,023			—			340,293
Income Tax Expense (Benefit)	(170,479)	—	204,155	(H	)	—			33,676

Income/(loss) From Continuing Operations	$(99,118)	$(20,133)	$425,868			$—			$306,617

Footnotes to Pro Forma Combined Texas Genco LLC’s Statement of Operations for the twelve months ended December 31, 2004
On December 15, 2004, pursuant to a Transaction Agreement dated July 21, 2004, Texas Genco LLC acquired from Texas Genco Holdings, Inc., an indirect subsidiary of CenterPoint Energy, Inc., in a merger transaction Texas Genco II, LP and Texas Genco Services, LP. These entities contained assets and liabilities which related primarily to coal, lignite, oil and natural gas fired generation and certain immaterial assets unrelated to the generation business (“Initial Acquisition”).
On April 13, 2005, a wholly owned subsidiary of Texas Genco LLC merged with and into Texas Genco Holdings, Inc. As a result of this merger, which we refer to as the “Nuclear Acquisition,” Texas Genco Holdings, Inc. became a wholly owned subsidiary of Texas Genco LLC and Texas Genco LLC thereby indirectly acquired Texas Genco Holdings, Inc.’s assets and liabilities, including its 30.8% undivided interest in STP.
Texas Genco LLC is a limited liability company that has been treated as a partnership for federal income tax purposes and is therefore not subject to federal taxation. As a corporation, Texas Genco Holdings, Inc. is subject to corporate federal income tax. Thus, prior to the acquisition of Texas Genco Holdings, Inc., all profit or losses of Texas Genco LLC were subject to taxation at the member interest level, whereas, after the acquisition of Texas Genco Holdings, Inc., the earnings of Texas Genco Holdings, Inc. have been subject to federal income tax and all other profit or losses continue to be subject to taxation at the member interest level.
For further descriptions of explanations of the transactions please see Note (1)(c) of Texas Genco LLC financial statements as of December 31, 2004 filed as Exhibit 99.03 to this current report on Form 8-K and Note 3 of Texas Genco LLC financial statements as of September 30, 2005 filed as Exhibit 99.01 to this current report on Form 8-K.

(A)	Amounts reflect the results of operations for Texas Genco Holdings, Inc. for the full twelve month period ended December 31, 2004.

(B)	The total estimated amortization of the liability related to below-market power sales contract resulting from the Initial Acquisition for the year ended December 31, 2004 was $207.6 million. Of this amount, $12.3 million was recorded in the historical financial statements of Texas Genco for the period from December 15, 2004 through December 31, 2004. The remaining amount reflects the elimination of Texas Genco Holdings, Inc. revenues for sales and fuel and purchased power expense to Texas Genco of $11.3 million.

Amortization of below-market power sales contract	$207,600
Previously recorded amount at Texas Genco	(12,251)
Elimination of intercompany sales	(11,268)

Total	$184,081

(C)	Reflects the total estimated amortization of the liability related to above-market coal purchase contracts recorded in connection with the Initial Acquisition for the year ended December 31, 2004 of $56.8 million. Of this amount, $1.5 million was recorded in the historical financial statements of Texas Genco for the period from December 15, 2004, the elimination of $9.0 million of railcar depreciation which is now recognized as part of depreciation and amortization and the elimination of the intercompany cost of purchased power.

Amortization of above-market power coal purchases	$(56,800)
Previously recorded amount at Texas Genco	1,468
Elimination of intercompany cost of sales	(11,268)
Railcar depreciation now recognized in depreciation and amortization	(9,010)

Total	$(75,610)

(D)	This item reflects a pro forma addition of $10 million of annual management fees payable to affiliates of the Investors.

(E)	Reflects additional depreciation expense of $97.4 million for stepped-up basis of all depreciable assets acquired from Texas Genco Holdings Inc. and an adjustment of $133.6 million for amortization of intangible assets established in the acquisition from Texas Genco Holdings, Inc.

Additional depreciation expense from Texas Genco Holdings, Inc. acquisition	$97,400
Additional amortization expense from Texas Genco Holdings, Inc. acquisition	133,620

Total	$231,020

(F)	Eliminates the asset impairment of $763.0 million ($426.0 million net of tax) recorded by Texas Genco Holdings, Inc. in connection with the Initial Acquisition. Texas Genco Holdings, Inc. ceased depreciation on its coal, lignite and natural gas-fired generation plants at the time these assets were considered “held for sale.”

(G)	Interest expense was adjusted by $151.6 million (pro forma interest for the year ended December 31, 2004 of $186.0 million less $34.4 million recorded for the year ended December 31, 2004) to reflect additional indebtedness related to the Initial Acquisition and the additional indebtedness related to the Nuclear Acquisition, including deferred financing costs and commitment fees, based on the applicable historical interest rates over the period presented.

(H)	Reflect an adjustment to taxes of $204.2 million to eliminate income tax expense of $132.8 million related to the Non-Nuclear Assets and the tax effect of $337.0 million related to the asset write down of Texas Genco Holdings, Inc. Texas Genco is a limited liability company that is treated as a partnership for federal income tax purposes.

(I)	These amounts represent the reclassification of Texas Genco presentation to coincide with NRG’s presentation of its Statement of Operations. NRG includes the following expenses within its Cost of Majority Owned Operations — Fuel and purchased power expense, Operations and maintenance, Taxes other than income taxes and amortization of emission credits and contracts. Also, NRG separates its General & Administrative expense from other operating expenses.
(J)	Reclassification of Texas Genco Amortization expense to coincide with NRG presentation of its Statement of Operations.

(K)	Reclassification of Texas Genco General & Administrative expenses to coincide with NRG presentation of its Statement of Operations.